Exhibit 10.3

SETTLEMENT AND RELEASE AGREEMENT

This Settlement Agreement, dated as of November 12, 2020 (this “Agreement”), is made and entered into by and between Mikros Systems Corporation, a Delaware corporation, (“Company”) and Mark J. Malone (“Executive”).  Terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement (defined below).

RECITALS

WHEREAS, contemporaneously herewith, the Company is entering into an Agreement and Plan of Merger, dated as of November 12, 2020, by and among McKean Defense Group, Inc., a Delaware corporation (“McKean”), Gyro Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of McKean (“Merger Sub”), and the Company (the “Merger Agreement”) pursuant to which the Company will be merged with and into Merger Sub, with the Company as the surviving corporation and becoming a wholly-owned subsidiary of McKean (the “Merger”); and

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive and Seller agree as follows:

1.    Settlement Amount.

1.1     Consideration for Terminating Employment Agreement. Immediately prior to the Closing Date, provided the Executive has not voluntarily terminated employment with the Company or experienced a termination for Cause (as defined in the letter agreement, dated July 29, 2020 (the “Letter Agreement”), between Executive and the Company) and has executed the release attached as Exhibit A hereto prior to the Closing Date (and any revocation period has lapsed), Company shall pay to the Executive a lump-sum cash amount equal to the total of $225,000, less applicable tax withholdings as consideration for terminating the Letter Agreement and entering into the release (the total of such sum, the “Termination Amount”). The Termination Amount will be paid to the Executive in a lump sum after the seven (7) day revocation period described in the release attached as Exhibit A hereto.

For the avoidance of doubt, the payment of the Termination Amount under this Agreement shall not release Company, McKean, or Merger Sub, as applicable, from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid wages earned up to the effective time of the Merger; (b) obligations regarding accelerated vesting of equity awards, if any, under any equity awards granted by Company to the Executive and outstanding immediately prior to the date of Merge; (c) rights to indemnification under applicable corporate law, the organizational documents of Company, as an insured under any director’s and officer’s liability insurance policy now or previously in force, or pursuant to the Merger Agreement; or (f) the Executive’s right to elect health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at the Executive’s expense (if the Executive is eligible for COBRA coverage). Executive acknowledges that Executive is responsible for any excise taxes, if applicable, related to the Termination Amount.

1.2     No Further Adjustment. The parties hereby agree that the Termination Amount as determined in the manner provided under Section 1.1 hereof is final and binding on all parties and shall not otherwise be subject to further adjustment.

1.3     Complete Satisfaction. In consideration of the payment of the Termination Amount and the other provisions of this Agreement, the Executive and Company hereby agree that effective immediately following the Merger, the full payment of the Termination Amount, as determined in accordance Section 1.1, shall be in complete satisfaction of amounts due and owing upon termination of the Letter Agreement and Executive shall have no rights under the Letter Agreement and the consulting agreement, dated March 2, 2020, between the Executive and the Company.

2.    Code Section 409A Compliance. The Executive acknowledges that McKean has not provided advice regarding the taxation or tax reporting of payments made pursuant to this Agreement; provided, however, the intent of the parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

3.    General.

3.1     Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns and legal representatives.

3.2     Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the parties hereto.

3.3     Withholdings. Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

3.4     Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

3.5     Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

3.6     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.    Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Agreement shall be deemed null and void and the Letter Agreement shall be reinstated.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

EXECUTIVE:

Mark J. Malone

MIKROS SYSTEMS CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO THE SETTLEMENT AND RELEASE AGREEMENT]

EXHIBIT A

RELEASE OF CLAIMS

I, Mark J. Malone, in consideration of payment of the Termination Amount as set forth in the Settlement and Release Agreement between the Company and me, dated November ____, 2020, on behalf of myself and my heirs and assigns, hereby irrevocably and unconditionally release and forever discharge-, individually and collectively, Mikros Systems Corporation, a Delaware corporation, (“Seller”), McKean Defense Group, Inc., a Delaware corporation (“Buyer”)and their respective subsidiaries and affiliated companies, and their respective officers, directors, employees, shareholders, representatives, parent companies, subsidiaries, predecessors, successors, assigns, attorneys and all persons acting by, through or in concert with them (collectively, the “Released Parties”), of and from any and all charges, claims, complaints, demands, liabilities, causes of action, losses, costs or expenses of any kind whatsoever (including related attorneys' fees and costs), known or unknown, suspected or unsuspected, that I may now have or have ever had against the Released Parties by reason of any act, omission, transaction, or event occurring up to and including the date of the signing of this Agreement.

This waiver, release and discharge (“Release”) includes without limitation, claims related to any wrongful or unlawful discharge, discipline or retaliation, whether express or implied, any promotions or demotions, compensation, the Seller benefit plan(s) and the management thereof, defamation, slander, libel, invasion of privacy, misrepresentation, fraud, infliction of emotional distress, stress, breach of any covenant of good faith and fair dealing, and any other claims relating to my employment with the Seller and the termination thereof. This Release further applies but is not limited to any claim of any types of discrimination under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, claims for emotional distress, mental anguish, personal injury, loss of consortium; any and all claims that may be asserted on my behalf by others (including the Equal Employment Opportunity Commission), or any other federal, state, or local law, rule, regulation including those relating to discrimination to the extent permitted by law.

I expressly waive all claims, including those which I do not know or suspect to exist in my favor as of the date of this Agreement against the Released Parties. As used herein, I understand the word "claims" to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively including all claims against the Seller or Byer or otherwise arising from my employment with the Seller, the termination thereof or any other conduct occurring on or prior to the date I sign this Release. All such claims are forever barred by this Release whether they arise in contract or tort or under a statute or any other law.

This Release shall not be interpreted to waive, release, or extinguish any rights that – by express and unequivocal terms of law — may not under any circumstances be waived, released, or extinguished, and this Agreement does not prohibit me from filing a charge with or participating in an investigation conducted by the Securities and Exchange Commission. Notwithstanding anything in this Release to the contrary, this Release shall not release Seller or Buyer from any of the following obligations: (i) obligations to pay to me earned but unpaid wages; (ii) the payment of any of my vested benefits under the tax-qualified and non-qualified plans of Seller, including any benefits that become vested as a result of the merger of Seller with and into Buyer; (iii) obligations regarding accelerated vesting of equity awards, if any, under any equity awards granted by Seller to me; (iv) rights to indemnification under applicable corporate law, the organizational documents of Seller, as an insured under any director’s and officer’s liability insurance policy now or previously in force, or pursuant to the Merger Agreement; or (vi) my right to elect health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at my expense (if I am eligible for COBRA coverage).

INJUNCTIVE RELIEF. I acknowledge and recognize that a violation of this Release and its covenants will cause irreparable damage to the Seller and its successors, and Seller and its successors will have no adequate remedy at law for such violation. Accordingly, I agree that the Seller and its successors will be entitled, as a matter of right, to seek an injunction from any court of competent jurisdiction restraining any further violation of this Release or the terms and conditions provided herein. This right to injunctive relief will be cumulative and in addition to whatever remedies the parties may otherwise have at law.

CONSIDERATION AND REVOCATION PERIOD. I acknowledge that I am hereby advised to consult with an attorney before signing this Release. I further understand that I may consider this Release for up to twenty-one (21) days before deciding whether to sign it. If I signed this Release before the expiration of that twenty-one (21) day period, I acknowledge that such decision was entirely voluntary. I understand that if I do not sign and return this Release to the Seller by the end of that twenty-one (21) day period, the obligation to pay the Termination Amount described above will expire. I understand that for a period of seven (7) days after I execute this Release, I have the right to revoke it by a written notice to be received by the Seller by the end of that period. I also understand that this Release shall not be effective or enforceable until the expiration of that seven (7) day period. I further represent and agree that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily agreeing to those provisions. I acknowledge that I have not been induced to sign this Release by any representatives of any released party other than the Termination Amount as stated above.

IN WITNESS WHEREOF, I have executed this Release of Claims.

EXECUTIVE

Date: